UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 19, 2013

Date of Report (Date of earliest event reported)

ENERGY TRANSFER PARTNERS, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	1-11727	73-1493906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3738 Oak Lawn Avenue

Dallas, TX 75219

(Address of principal executive offices, including zip code)

(214) 981-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On November 19, 2013, Energy Transfer Partners, L.P. (“ETP”), the several banks and other financial institutions party thereto (collectively, the “Consenting Lenders”) and Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders (the “Administrative Agent”) entered into the First Amendment (the “Amendment”) to that certain Second Amended and Restated Credit Agreement by and among ETP, the Consenting Lenders (together with the other banks and financial institutions party thereto, the “Lenders”) and the Administrative Agent, dated as of October 27, 2011 (as amended, supplemented and modified, the “Credit Agreement”) to (a) extend the maturity date of the Credit Agreement for one additional year to October 27, 2017, (b) remove the restriction prohibiting Unrestricted Subsidiaries from owning debt or equity interests of ETP or any restricted Subsidiaries of ETP, (c) amend the covenant limiting fundamental changes to remove the restrictions on mergers or other consolidations of restricted Subsidiaries of the Borrower and to permit the ETP to merge with another person and not be the surviving entity provided certain requirements are met and (d) amend certain other provisions of the Credit Agreement as more specifically set forth in the Amendment.

The disclosure contained in this Item 1.01 does not purport to be a complete description of the Amendment and is qualified in its entirety by reference to the Amendment which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of the Exhibit

10.1	First Amendment to Second Amended and Restated Credit Agreement by and among Energy Transfer Partners, L.P., the Lenders party thereto and Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders dated as of November 19, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.

	By:	Energy Transfer Partners GP, L.P. its general partner

	By:	Energy Transfer Partners, L.L.C. its general partner

Date: November 19, 2013	By:	/s/ Martin Salinas, Jr.
Martin Salinas, Jr. Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit

10.1	First Amendment to Second Amended and Restated Credit Agreement by and among Energy Transfer Partners, L.P., the Lenders party thereto and Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders dated as of November 19, 2013